EXHIBIT 99.1

                                STAKTEK PURCHASES
                     STACKING PATENTS FROM DPAC TECHNOLOGIES

     Austin, Texas and Garden Grove, California (June 14, 2004) - Staktek Group L.P., a subsidiary of Staktek Holdings, Inc. (Nasdaq:STAK), and DPAC Technologies (Nasdaq:DPAC) announced the sale of DPAC's packaged stacking patents and patent applications to Staktek. This includes all of DPAC's patents and applications related to CSP stacking and DPAC's LP-stacking technology.
     Under the agreement, DPAC will continue to accept agreed-upon orders for LP Stacks(TM) subject to material and capacity availability through July 30, 2004. No orders will be accepted after this date. All orders will be scheduled for shipment no later than August 6, 2004. During the same period customers will then have the opportunity to qualify one or both of Staktek's Value Stakpak(R) or Performance Stakpak(R) product lines. Financial terms of the transaction were not disclosed.
     "An important element in our decision to sell DPACs stacking patents to Staktek is DPAC's transition from stacking products to wireless technology. By optimizing the value through this sell, DPAC is now completely focused on the company's Airborne(TM) wireless technology and related product lines. We believe that our stacking customer base will be well supported by Staktek's strong portfolio of stacking technology and equally strong reputation for customer support after we exit the business," said Kim Early, CEO of DPAC.
     "Our primary interest in this transaction was to expand our intellectual property portfolio relative to non-leaded package stacking. However, when we considered all of the options that DPAC offered us, we decided that buying all of their stacking patents would accomplish our original goal and also provide an opportunity to add a few additional customers for our current Value Stakpak and Performance Stakpak products," said James Cady, CEO of Staktek.

     About Staktek Holdings

     Staktek is a rapidly growing provider of IP and manufacturing services for the cost-effective miniaturization of electronic components and systems for original equipment manufacturers, silicon manufacturers, memory module manufacturers and contract manufacturers. Staktek's high-density memory stacking solutions increase operational performance by doubling, tripling, or quadrupling memory in the same physical footprint as the underlying packaged component. With an IP portfolio of over 70 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek employs more than 400 people at its two world-class manufacturing locations in Austin, Texas and Reynosa, Mexico. For more information, visit http://www.staktek.com.

     About DPAC Technologies

     Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is http://www.dpactech.com.

     Staktek and Stakpak are trademarks of Staktek Group LP. DPAC, DPAC Technologies and LP-Stack are trademarks of DPAC Technologies Corporation.

        CONTACT: Staktek Contact:
                 Bill Askins
                 VP, Marketing
                 (512) 454-9531
                 baskins@staktek.com
                     or
                 DPAC Contact:
                 William M. Stowell
                 Chief Financial Officer
                 (714) 898-0007
                 William.Stowell@dpactech.com
                     or
                 Staktek Investor Relations:
                 Barry Sievert
                 Shelton
                 (972) 239-5119, x134
                 investors@staktek.com
                     or
                 Staktek Media Relations:
                 Katie Olivier
                 Shelton
                 (972) 239-5119, x128
                 pr@staktek.com